Exhibit 10.2

Dear Kelly,

This letter sets forth the basic terms of your cash compensation when you become the Chief Financial Officer. Effective as of January 1, 2015, your base salary will increase to $735,000 and your target bonus percentage under the Cisco Systems, Inc. Executive Incentive Plan will increase to 125% of your base salary.

In connection with your promotion and effective as of November 21, 2014, the Compensation Committee approved a grant of restricted stock units and performance-based restricted stock units with an approximate total value of $3,500,000, subject to the standard terms and conditions of Cisco’s form of stock unit agreement and performance-based stock unit agreement, respectively.

As consideration for a payment to you of $1,000,000 to consolidate all entitlements under one agreement, which payment shall be made in two installments of $500,000 on January 9, 2015 and January 9, 2016 provided you are an employee of Cisco on those dates, you agree to waive your rights to any payments and benefits due to you after December 31, 2014 pursuant to your offer letter dated December 20, 2011, and your offer letter will terminate effective as of December 31, 2014.

Congratulations on your promotion!

Best,

/s/ Francine Katsoudas                 11/21/14

Francine Katsoudas

Senior Vice President, Human Resources

So agreed,

/s/ Kelly Kramer 11/21/14
Kelly Kramer